Exhibit 2

                                                Execution Version






                   PURCHASE AND SALE AGREEMENT


                              Among

                     Arcadia Energy II, LLC

                               And

                     Arcadia Energy III, LLC

                           ("Sellers")

                               And

                   Great Bay Hydro Maine, LLC

                               And

                   Great Bay Hydro Benton, LLC

                           ("Buyers")

                 relating to the acquisition of
                all of the Partnership Interests

                               of

                  Benton Falls Associates, L.P.

                   Dated as of March 16, 2005



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TABLE OF CONTENTS

ARTICLE 1 SALE AND PURCHASE OF PARTNERSHIP INTERESTS  . . . . . 1
1.1    Sale and Purchase. . . . . . . . . . . . . . . . . . . . 2
1.2    Purchase Price and Payment . . . . . . . . . . . . . . . 2
1.3    BOHI Energy, Inc. v. Benton Falls Associates . . . . . . 2
1.4    Closing Date . . . . . . . . . . . . . . . . . . . . . . 3
1.5    Closing Adjustments. . . . . . . . . . . . . . . . . . . 3

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . 3
2.1    Arcadia II . . . . . . . . . . . . . . . . . . . . . . . 3
2.1.1  Organization; Authority; Enforceability. . . . . . . . . 3
2.1.2  Ability to Carry Out Agreement . . . . . . . . . . . . . 4
2.1.3  Litigation . . . . . . . . . . . . . . . . . . . . . . . 4
2.1.4  Brokers and Intermediaries . . . . . . . . . . . . . . . 4
2.1.5  Ownership of the General Partnership Interest. . . . . . 4
2.1.6  Organization of Partnership; Authority:
         Enforceability . . . . . . . . . . . . . . . . . . . . 5
2.1.7  Due Diligence Materials  . . . . . . . . . . . . . . . . 5
2.1.8  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . 5
2.1.9  Disclaimer of Other Representations and Warranties:
       Disclosure . . . . . . . . . . . . . . . . . . . . . . . 5
2.2    Arcadia III. . . . . . . . . . . . . . . . . . . . . . . 6
2.2.1  Organization; Authority; Enforceability. . . . . . . . . 6
2.2.2  Ability to Carry Out Agreement . . . . . . . . . . . . . 6
2.2.3  Litigation . . . . . . . . . . . . . . . . . . . . . . . 7
2.2.4  Brokers and Intermediaries . . . . . . . . . . . . . . . 7
2.2.5  Ownership of the Limited Partner Interest  . . . . . . . 7
2.2.6  Disclaimer of Other Representations and Warranties:
       Disclosure . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYERS . . . . . . .
8
3.1    Organization; Authority; Enforceability  . . . . . . . . 8
3.2    Ability to Carry Out the Agreement  . . . . . . . . . . .8
3.3    Litigation  . . . . . . . . . . . . . . . . . . . . . . .9
3.4    Brokers and Intermediaries . . . . . . . . . . . . . . . 9
3.5    Investment Intent  . . . . . . . . . . . . . . . . . . . 9
3.6    Financial Capability  . . . . . . . . . . . . . . . . . 10

ARTICLE 4 CERTAIN COVENANTS AND AGREEMENTS OF SELLERS
         AND BUYERS  . . . . . . . . . . . . . . . . . . . . . 10
4.1    Tax Matters . . . . . . . . . . . . . . . . . . . . . . 10
4.2    Books and Records . . . . . . . . . . . . . . . . . . . 11
4.3    Confidential Information  . . . . . . . . . . . . . . . 11

ARTICLE 5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . 12

ARTICLE 6 INDEMNIFICATION. . . . . . . . . . . . . . . . . . . 13
6.1.1  Arcadia II Indemnification of Buyers  . . . . . . . . . 13
6.1.2  Arcadia III Indemnification of Buyers . . . . . . . . . 14
6.2    Indemnification of Sellers  . . . . . . . . . . . . . . 15
6.3    Undertakings  . . . . . . . . . . . . . . . . . . . . . 16
6.4    Certain Limitations . . . . . . . . . . . . . . . . . . 16
6.5    Survival  . . . . . . . . . . . . . . . . . . . . . . . 17
6.6    Exclusive Remedy  . . . . . . . . . . . . . . . . . . . 17

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ARTICLE 7 CONDITIONS PRECEDENT OF SELLERS  . . . . . . . . . . 17
7.1    Representations and Warranties  . . . . . . . . . . . . 17
7.2    Agreements  . . . . . . . . . . . . . . . . . . . . . . 17
7.3    No Injunction . . . . . . . . . . . . . . . . . . . . . 18
7.4    Partnership LC  . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 8 CONDITIONS PRECEDENT OF BUYERS . . . . . . . . . . . 18
8.1    Representations and Warranties  . . . . . . . . . . . . 18
8.2    Agreements  . . . . . . . . . . . . . . . . . . . . . . 18
8.3    No Injunction . . . . . . . . . . . . . . . . . . . . . 18
8.4    Miscellaneous Closing Deliveries  . . . . . . . . . . . 18

ARTICLE 9 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .
19
9.1    Further Assurances  . . . . . . . . . . . . . . . . . . 19
9.2    Expenses  . . . . . . . . . . . . . . . . . . . . . . . 19
9.3    Applicable Law  . . . . . . . . . . . . . . . . . . . . 20
9.4    Judicial Proceedings: Waiver of Jury Trial  . . . . . . 20
9.5    Notices . . . . . . . . . . . . . . . . . . . . . . . . 20
9.6    Entire Agreement  . . . . . . . . . . . . . . . . . . . 21
9.7    Amendment . . . . . . . . . . . . . . . . . . . . . . . 21
9.8    Headings: References  . . . . . . . . . . . . . . . . . 22
9.9    Counterparts  . . . . . . . . . . . . . . . . . . . . . 22
9.10   Parties in Interest: Assignment . . . . . . . . . . . . 22
9.11   Severability: Enforcement . . . . . . . . . . . . . . . 22
9.12   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . 22
9.13   Survival  . . . . . . . . . . . . . . . . . . . . . . . 23

EXHIBIT A - DEFINITIONS  . . .. . . . . . . . . . . . . . . . A-1
EXHIBIT B - ASSIGNMENT AGREEMENT  . . . . . . . . . . . . . . B-1
EXHIBIT C - ASSIGNMENT AGREEMENT  . . . . . . . . . . . . . . C-1
EXHIBIT D - LIMITED GUARANTY  . . . . . . . . . . . . . . . . D-1


SCHEDULE 1.5 - DRAFT SETTLEMENT STATEMENTS
SCHEDULE 2.1.3 - BOHI ACTION AND EVERETT E. WHITMAN

                               ii

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                   PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement"), dated as of March 16, 2005, is among ARCADIA ENERGY II, LLC, a Delaware limited liability company ("Arcadia II"), and ARCADIA ENERGY III, LLC, a Delaware limited liability company ("Arcadia III" and collectively with Arcadia II, the "Sellers") and GREAT BAY HYDRO MAINE, LLC, a Maine limited liability company ("GBH Maine") and GREAT BAY HYDRO BENTON, LLC, a Maine limited liability company ("GBH Benton" and collectively with GBH Maine, the "Buyers").

                         R E C I T A L S

      Whereas, Arcadia II owns a fifty percent (50%) general partnership interest (the "General Partner Interest") and Arcadia III owns a fifty percent (50%) limited partnership interest (the "Limited Partner Interest") and, together with the General Partnership Interest, the "Partnership Interests") in Benton Falls Associates, a New York limited partnership (the "Partnership");

      Whereas, the Partnership owns and operates a hydroelectric generation facility with a generating capacity of approximately four point three (4.3) MW (net) located at Benton Falls Benton,
Maine (the "Project");

      Whereas, upon the terms and conditions hereinafter set forth, (i) Arcadia II desires to sell and transfer to GBH Maine the General Partner Interest, and GBH Maine desires to purchase the General Partnership Interest from Arcadia II, and (ii) Arcadia III desires to sell and transfer to GBH Benton the Limited Partnership Interest, and GBH Benton desires to purchase the Limited Partnership Interest from Arcadia III, with these transactions to close simultaneously; and

      Whereas, the Partnership Interests constitute all the partnership interests of the Partnership;

      Now, Therefore, in reliance upon the representations and warranties made herein and in consideration of the mutual covenants and agreement herein contained, Buyers and Sellers hereby agree as follows:

                            ARTICLE 1
           SALE AND PURCHASE OF PARTNERSHIP INTERESTS

     Defined terms used herein shall have the meanings assigned thereto in Exhibit A attached hereto and incorporated herein by reference.

1.1  Sale and Purchase.

     Upon the terms and subject to the conditions contained herein, on the Closing Date (i) Arcadia II will sell and transfer to GBH Maine the General Partnership Interest, and
     GBH Maine will purchase and accept

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     from  Arcadia II the General Partnership Interest, and  (ii)
     Arcadia III will sell and transfer to GBH Benton the Limited Partnership Interest, and GBH Benton will purchase and accept from Arcadia III the Limited Partnership Interest.

1.2  Purchase Price and Payment.

     In  consideration  of  the sales and transfers  pursuant  to
     Section 1.1, (i) GBH Maine agrees to pay on the Closing Date to Arcadia II, by wire transfer in immediately available funds to the account designated by Arcadia II, a purchase price equal to U.S. $1,064,479.21 (One Million Sixty-four Thousand Four Hundred Seventy-nine U.S. Dollars and Twenty-one Cents), minus any amount assumed by Buyers or paid by the Buyers at closing on behalf of the Sellers on account of the Mortgage Payoff, and (ii) GBH Benton agrees to pay on the  Closing  Date  to  Arcadia III,  by  wire  transfer  in immediately available funds to the account designated by Arcadia III, a purchase price equal to U.S. $1,064,479.21 (One Million Sixty-four Thousand Four Hundred Seventy-nine U.S. Dollars and Twenty-one Cents), minus any amount assumed by Buyers or paid by the Buyers at closing on behalf of the Sellers on account of the Mortgage Payoff. The purchase prices for the General Partnership Interest and the Limited Partnership Interest, as adjusted pursuant to Section 6 of this Agreement, shall be collectively identified in this Agreement as the "Purchase Price".

1.3  BOHI Energy, Inc. v. Benton Falls Associates

     From and after the Closing Date, Buyers will cause the Partnership to continue to retain the law firm of Bernstein, Shur, Sawyer & Nelson PA, 100 Middle Street, West Tower, P.O. Box 9729, Portland Maine 04101-5029 (the "Bernstein Firm"), as attorneys for the Partnership in connection with the civil action by BOHI Energy, Inc. ("BOHI"), Plaintiff,
     v. Benton Falls Associates, Defendant, in the Superior Court, Kennebec County, Maine, Docket No. CV-04-230 (the
     "BOHI Action"). The Sellers have provided to the Buyers copies of all pleadings, motions, court determinations and other records relating to the BOHI Action. From and after the Closing Date, Sellers will (i) pay all fees and disbursements billed by the Bernstein Firm to the Partnership in connection with the BOHI Action, (ii) continue to assist the Bernstein Firm in connection with the BOHI Action, and (iii) have the authority to make all decisions on behalf of the Partnership with respect to BOHI Action, including the authority to settle the action, provided that the Sellers may only settle such action if such settlement provides for a complete release of the
     Partnership and does not involve the payment by the Partnership of any amount. To the extent, either through a court decision or by a settlement, the Partnership is not successful in its defense of the claim made by the Plaintiff in the BOHI Action, Sellers will pay or reimburse the Partnership an amount equal to Twenty-five percent (25%) of the Nine Hundred Thirty-eight Thousand Three Hundred Dollars ($938,300) payable under the contact between the Partnership and Cianbro Corporation, dated February 1, 2005, less such amount as BOHI is required to pay to the Partnership under any court decision, or which BOHI agrees to pay to the Partnership as a result of any settlement of the BOHI Action. Any payments made by Sellers hereunder shall be treated as indemnification payments in accordance with
     Article 6 of this Agreement.

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     If, after the Closing Date, BOHI commences an action against the Partnership that Sellers would otherwise be obligated to provide indemnification under Article 6 of this Agreement (a "New BOHI Action"), Sellers indemnification obligation under
     Article 6 of this Agreement with respect to any New BOHI Action will not vest unless such indemnification claim is brought  within  the  indemnification period  set  forth  in
     Article  5  and  results in a money judgment  or  settlement
     (with Sellers' consent as set forth below) of more than $1.00 in favor of BOHI against the Partnership, and in the event of a money judgment the Partnership has exhausted all
     appeals.   In  the event of a money judgment  or  settlement
     (with Sellers' consent as set forth below) of more than $1.00 in favor of BOHI against the Partnership, the costs incurred by Buyers in defending and/or settling a New BOHI Action shall be included as an indemnifiable expense under
     Article  6.   No  New  BOHI Action will be  settled  by  the
     Partnership for an aggregate amount greater than $10,000 (inclusive of Buyers' attorneys' fees and expenses), without the prior written consent of Sellers, which consent may be
     granted or withheld in the sole discretion of Sellers.   The
     intention of the Sellers and Buyers is that Sellers will have no indemnification obligation of any kind, including the costs of defense, with respect to any New BOHI Action that is frivolous or without substantial merit.

1.4  Closing Date

     The  closing  of the transactions provided for  herein  (the
     "Closing Date") will take place by mail at such time as the conditions precedent of both Buyers and Sellers have been satisfied or waived.

1.5  Closing Adjustments

     On the Closing Date, (a) Buyers shall assume the indebtedness secured by the mortgage on the Project, or (b) Buyers, on behalf of the Sellers, from the proceeds of sale, shall pay off the mortgage on the Project and, promptly following the Closing Date, Buyers and Sellers shall cause a discharge of that mortgage to be recorded in the Kennebec County Clerk's office. All income and expenses of the Project shall be adjusted as of the Closing Date as though this transaction were a sale of the assets of the Project, rather than a sale of the Partnership Interests. Attached to this Agreement as Schedule 1.5 are forms of Settlement Statements showing the Purchase Price and adjustments. Within sixty days after the Closing Date, Sellers and Buyers shall make any applicable readjustments to the Statement of Sale signed on the Closing Date.

                            ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF SELLERS

2.1  Arcadia II hereby represents and warrants to Buyers that:

2.1.1     Organization; Authority; Enforceability.

     Arcadia II is duly organized, validly existing, and in  good
     standing  under  the  laws  of  the  jurisdiction   of   its
     organization and has the

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     requisite  power and authority to enter into this  Agreement and the Assignment Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of
     this  Agreement  and  the  Assignment  Agreements  and   the
     consummation  of  the transactions contemplated  hereby  and
     thereby   have   been  duly  authorized  by  all   requisite
     membership  actions  on  the  part  of  Arcadia  II.    This
     Agreement has been, and the Assignment Agreements will be, duly executed and delivered by Arcadia II and constitutes
     (or,   in  the  case  of  the  Assignment  Agreements,  will
     constitute)  the valid, binding, and enforceable  obligation
     of    Arcadia   II   subject   to   applicable   bankruptcy,
     reorganization,  insolvency,  moratorium,  and  other   laws
     affecting creditors' rights generally from time to  time  in
     effect   and   to  general  equitable  principles   (whether
     considered in a proceeding at law or in equity).

2.1.2     Ability to Carry Out Agreement.

     Neither Arcadia II nor any of its properties or assets is subject to or bound by any provision of:

          (i) any law, statute, rule, regulation, or judicial or administrative decision;

          (ii)   its   articles  of  organization  or   operating
          agreement;

          (iii)      any  mortgage, deed of trust,  lease,  note,
          shareholders'   agreement,   bond,   indenture,   other
          instrument   or  agreement,  license,  permit,   trust,
          custodianship, or other restriction; or

          (iv) any judgment, order, writ, injunction, or decree of any court, governmental body, administrative agency, or arbitrator;

     that would prevent, or be violated by, or under which there would be a default (with or without notice or the passage of time or both) as a result of, the execution, delivery, and performance by Arcadia II of this Agreement or the Assignment Agreements and the transactions contemplated hereby or thereby.

2.1.3     Litigation.

     Except as provided in Schedule 2.1.3 attached hereto, as of the date hereof there is no action, suit, proceeding, or investigation pending or, to the best of Arcadia II's knowledge, threatened against Arcadia II or the Partnership at law, in equity, or otherwise, in, before, or by any court or governmental agency or authority that seeks to prohibit, or which could reasonably be expected by Arcadia II or the Partnership to prohibit, consummation of the transactions contemplated hereby.

2.1.4     Brokers and Intermediaries.

     Neither the Partnership nor Arcadia II has employed any broker, finder, advisor, or intermediary in connection with the transactions

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     contemplated  by this Agreement who would be entitled  to  a
     broker's,   finders,  or  similar  fee  or   commission   in
     connection therewith or upon the consummation thereof.

2.1.5     Ownership of the General Partner Interest.

     The General Partner Interest is owned of record and beneficially held by Arcadia II. Arcadia II has good and valid title to its General Partner Interest, free and clear of any and all liens, claims, security interests, pledges, options, preemptive rights or other encumbrances ("Encumbrances"). No consent of any Person under any contract or agreement to which Arcadia II or the Partnership is a party is required for execution, delivery and performance by Arcadia II of this Agreement.

2.1.6     Organization of Partnership; Authority: Enforceability.

     The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted and is qualified to do business in the State of Maine. Sellers shall deliver to Buyers complete and correct copies of Partnership's organizational documents and proof that the Partnership is qualified to do business in the State of Maine.

2.1.7     Due Diligence Materials

     To the Knowledge of Arcadia II, the copies of the due diligence documents furnished by Arcadia II to Buyers prior to the execution and delivery of this Agreement were reasonably complete and accurate in all material respects, and to the Knowledge of Arcadia II, the Partnership has made all the necessary filings with the State of Maine and FERC.

2.1.8     Taxes

     (a) The Partnership has prepared completely and accurately and timely filed all federal, state and local tax returns and reports required to be filed by them and have duly paid or, where payment is not yet required to be made, established adequate reserves for the proper payment of all taxes and other governmental charges upon them or their respective properties, assets, income, franchises, licenses or sales. Arcadia II knows of no unpaid assessment or proposed assessment by any taxing authority for additional taxes or interest or penalties for which the Partnership has not provided adequate reserves for any such fiscal period or to the date hereof. There are no tax audits investigations, protests, liens, appeals or similar proceedings pending or, to the Knowledge of Arcadia II, threatened against the Partnership. No statute of limitation has been extended with respect to any federal, state or local return. As used herein and elsewhere in this Agreement, "Knowledge" means the actual knowledge, after reasonable inquiry, of any officer or senior manager of the Partnership and the applicable Seller.

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     (b)    No  election  has  been  made  with  respect  to  the
     Partnership to treat the Partnership as a corporation or an association taxable as a corporation for income tax purposes pursuant to IRC Regulations 301.7701-1 through 3.

2.1.9     Disclaimer of Other Representations and Warranties:
Disclosure.

     ARCADIA   II   DOES  NOT  MAKE,  AND  HAS  NOT   MADE,   ANY
     REPRESENTATIONS OR WARRANTIES RELATING TO SELLERS, THE PARTNERSHIP, THE PROJECT OR THE BUSINESS OF THE PARTNERSHIP OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. NO PERSON HAS BEEN AUTHORIZED BY ARCADIA II TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO SELLERS, THE PARTNERSHIP, THE PROJECT OR THE BUSINESS OF THE PARTNERSHIP OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ARCADIA II.

2.2  Arcadia III hereby represents and warrants to Buyers that:

2.2.1     Organization; Authority; Enforceability.

     Arcadia III is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to enter into this Agreement and the Assignment Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Assignment Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite membership actions on the part of Arcadia III. This Agreement has been, and the Assignment Agreements will be, duly executed and delivered by Arcadia III and constitutes (or, in the case of the Assignment Agreements, will constitute) the valid, binding, and enforceable obligation of Arcadia III subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles (whether considered in a proceeding at law or in equity).

2.2.2     Ability to Carry Out Agreement.

     Neither Arcadia III nor any of its properties or assets is subject to or bound by any provision of:

          (i) any law, statute, rule, regulation, or judicial or administrative decision;

          (ii)   its   articles  of  organization  or   operating
          agreement;


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          (iii)      any  mortgage, deed of trust,  lease,  note,
          shareholders'   agreement,   bond,   indenture,   other
          instrument   or  agreement,  license,  permit,   trust,
          custodianship, or other restriction; or

          (iv) any judgment, order, writ, injunction, or decree of any court, governmental body, administrative agency, or arbitrator;

     that would prevent, or be violated by, or under which there would be a default (with or without notice or the passage of time or both) as a result of, the execution, delivery, and performance by Arcadia III of this Agreement or the Assignment Agreements and the transactions contemplated hereby and thereby.

2.2.3     Litigation.

     Except as provided in Schedule 2.1.3 attached hereto, as of the date hereof there is no action, suit, proceeding, or investigation pending or, to the best of Arcadia III's knowledge, threatened against Arcadia III or the Partnership at law, in equity, or otherwise, in, before, or by any court or governmental agency or authority that seeks to prohibit, or which could reasonably be expected by Arcadia III to prohibit, consummation of the transactions contemplated hereby.

2.2.4     Brokers and Intermediaries.

     Neither Arcadia III nor the Partnership has employed any broker, finder, advisor, or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finders, or similar fee or commission in connection therewith or upon the consummation thereof.

2.2.5     Ownership of the Limited Partner Interest.

     The Limited Partner Interest is owned of record and beneficially held by Arcadia III. Arcadia III has good and valid title to its Limited Partner Interest, free and clear of any Encumbrances. No consent of any Person under any contract or agreement to which Arcadia III or the Partnership is a party is required for execution, delivery and performance by Arcadia III of this Agreement.

2.2.6     Disclaimer of Other Representations and Warranties:
Disclosure.

     ARCADIA   III  DOES  NOT  MAKE,  AND  HAS  NOT   MADE,   ANY
     REPRESENTATIONS OR WARRANTIES RELATING TO SELLERS, THE PARTNERSHIP, THE PROJECT, OR THE BUSINESS OF THE PARTNERSHIP OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. NO PERSON HAS BEEN AUTHORIZED BY ARCADIA III TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO SELLERS, THE PARTNERSHIP, THE PROJECT OR THE BUSINESS OF THE PARTNERSHIP OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND,

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     IF  MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE  RELIED
     UPON AS HAVING BEEN AUTHORIZED BY ARCADIA III.

                            ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF BUYERS

     Each Buyer represents and warrants to Sellers with respect to itself as follows:

3.1  Organization; Authority; Enforceability.

     Buyer is a limited liability company, validly existing and in good standing under the laws of the State of Maine, with the power and authority to enter into this Agreement and to perform each of their obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid, binding, and enforceable obligation of Buyer, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and to general equitable principle (whether considered in a proceeding at law or in equity).

3.2  Ability to Carry Out the Agreement.

     (a)  Buyer is not subject to or bound by any provision of

          (i) any law, statute, rule, regulation, or judicial or administrative decision;

          (ii)  its Articles of Organization or Limited Liability
          Company Operating Agreement;

          (iii)      any  mortgage, deed of  trust,  lease  note,
          equity  holders'  agreement,  bond,  indenture,   other
          material instrument or agreement, license, permit, trust, custodianship, or other restriction; or

          (iv) any judgment, order, writ, injunction, or decree of any court, governmental body, administrative agency, or arbitrator;

     that would prevent, or be violated by, or under which there would be a default (with or without notice or the passage of time or both) as a result of, the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby.

     (b) No consent of any Person under any material contract or agreement to which Buyer is a party is required for the execution, delivery, and performance by Sellers of this Agreement and the transactions contemplated hereby.

                                8

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3.3  Litigation.

     There are no actions, suits, proceedings, orders, or investigations pending or, to the best of Buyer's knowledge, threatened against or affecting either Buyer at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, arbitration, board, bureau, agency or instrumentality, domestic or foreign, that would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

3.4  Brokers and Intermediaries.

     Buyer has not employed any broker, finder, advisor, or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finders, or similar fee or commission in connection therewith or upon the consummation thereof.

3.5  Investment Intent.

     (a) Buyer understands that the Partnership Interests are being offered and sold without registration under the
     Securities  Act  of  1933,  as  amended  (the  "Act"),   and
     applicable state securities laws in reliance upon an exemption from the registration requirements of the Act and applicable state securities laws;

     (b) Buyer understands that the sale of a security is subject to restrictions on transferability and resale except as permitted under the Act and applicable state securities laws and it is acquiring the Partnership Interests solely for its own account, for investment, and not with a view to resale;

     (c) Buyer has independently and without reliance upon Sellers (except to the extent of Sellers' representations and warranties in this Agreement and the due diligence materials provided by Sellers), reviewed such information as it has deemed adequate and appropriate and made its own analysis of an investment in the Partnership Interests;

     (d) Buyer has not relied upon any investigation or analysis conducted by or advice from, nor, except as otherwise expressly set forth in this Agreement or in any certificate or instrument to be delivered by the Sellers pursuant hereto, any warranty or representation by, Sellers or any agent or employee of either of Sellers, express or implied, concerning the financial condition of the Project, the Partnership, or any tax or economic benefits of purchasing the Partnership Interests;

     (e) Buyer has had access to all information that it deems necessary to evaluate the merits and risks of purchasing the Partnership Interests, including the opportunity to ask questions, receive answers and obtain additional information from Sellers necessary to verify the accuracy of information provided;

                                9

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     (f)   Buyer or any of its authorized representatives  acting
     on its behalf has such knowledge and experience in business and financial matters necessary to evaluate the merits and
     risks   of  purchasing  the  Partnership  Interests.   Buyer
     further represents that it is experienced in purchasing interests similar to the Partnership Interests and that it is financially able to undertake the risks involved in purchasing the Partnership Interests.

3.6  Financial Capability.

     Buyer   has   the  financial  capability  to  purchase   the
     Partnership Interests on the terms and conditions contained in this Agreement and will have such capability on the Closing Date.

                            ARTICLE 4
     CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND BUYERS

4.1  Tax Matters.

     (a) The terms "tax" or "taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, or with respect to which any relevant entity is liable as a successor, pursuant to contract or otherwise.

     (b) The Partnership shall terminate pursuant to IRC 708(b)(1)(B) and the taxable year of the Partnership shall close with respect to the Sellers on the Closing Date as required by IRC 706(c)(1). The distributable shares of the Sellers of income, gain, loss, deduction, recapture or credit of the Partnership shall be determined by the closing of the books method.

     (c) After the Closing Date, Buyers and Sellers shall provide each other, and Buyers shall cause the Partnership to provide Sellers, with such cooperation and information relating to the Partnership as any party reasonably may request in filing any return (or amended return) or refund claim, determining any tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of taxes related to the business of the Partnership, or effectuating the terms of this Agreement. The parties shall retain, and Buyers shall cause the Partnership to retain, all returns, schedules, work papers, and other material documents relating thereto until the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such returns and other documents are offered and delivered to Sellers or Buyers, as applicable, until the final determination of any tax in respect of such years. Any information obtained under this Section 4.1(c) shall be kept confidential, except as may be otherwise necessary in connection with filing any return (or amended return) or refund claim, determining any tax liability or a right to a refund, conducting or defending any

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

     audit or other proceeding in respect of taxes, or otherwise effectuating the terms of this Agreement. Neither Sellers nor Buyers, or any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 4.1(c).

     (d) All transfer taxes, including registration, stamp, value-added, or other similar taxes that are payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Partnership Interests hereunder shall be borne equally by the Sellers, on the one hand, and the Buyers, on the other hand.

     (e) The Buyers agree that the income or loss resulting from the operation of the Partnership after the Closing Date shall be included in the federal and state income tax returns of the Buyers for the tax periods after the Closing Date. The Buyers shall be responsible for the payment of any federal and state income taxes resulting from the inclusion of such income on the federal and state income tax returns of the Partnership subsequent to the Closing Date.

4.2  Books and Records.

     Except as otherwise provided in Section 4.1, for a period of three (3) years after the Closing Date, Buyers will, and will cause the Partnership to, retain all books, records, and other documents pertaining to the businesses of the Partnership in existence on the Closing Date and to make the same available after the Closing Date for inspection and copying by Sellers for any reason pertaining to the period prior to the Closing Date and Sellers' ownership of the Partnership Interests at Sellers' expense during the normal business hours of Buyers or the Partnership, as applicable, and upon reasonable notice. During such three-year period, no such books, records, or documents shall be destroyed by Buyers or the Partnership without first advising Sellers in writing and giving Sellers a reasonable opportunity to obtain possession thereof. Without limiting the generality of the foregoing, Buyers will, and will cause the Partnership to, make available to Sellers, the Affiliates of Sellers, and their respective representatives all information deemed necessary or desirable by Sellers in preparing its financial statements and conducting any audits in connection therewith.

4.3  Confidential Information.

     (a) Each Seller and their respective Affiliates shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Partnership and shall not disclose, publish or make use of the same without the consent of the Buyers, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Sellers.

     (b) Each Seller agrees that the remedy at law for any breach of this Section 4.3 would be inadequate and that the Buyers shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 4.3.

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                            ARTICLE 5
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The respective representations and warranties of Sellers and of Buyers hereunder shall be deemed made again as of the Closing Date and shall survive the Closing Date for a period of one (1) year thereafter, except for the representations and warranties set forth in Section 2.1.8, which shall survive for the period of the statute of limitations applicable to any Tax Return or tax, and all rights and obligations of the parties in respect thereof shall terminate at the close of such one-year period except with respect to any claims made in writing within such one-year period. Notwithstanding the foregoing, the representations and warranties of the Sellers set forth in Sections 2.1.1, 2.1.2, 2.1.5, 2.2.1, 2.2.2 and 2.2.5 shall survive without limitation.

                            ARTICLE 6
                         INDEMNIFICATION

6.1.1     Arcadia II Indemnification of Buyers.

     Arcadia  II  agrees to defend, indemnify, and hold  harmless each  Buyer and its successors and assigns (individually,  a
     "Buyer    Indemnitee"   and   collectively,    the    "Buyer
     Indemnitees") against and in respect of:

     (a) any and all losses, damages, deficiencies or other liabilities ("Losses") to any third party caused by, resulting or arising from, or otherwise relating to:

          (i) any failure by either Seller to perform or otherwise fulfill or comply with any undertaking or other agreement or obligation hereunder to be performed, fulfilled, or otherwise complied with by such Seller before, on, or after the Closing Date; or

          (ii) the inaccuracy or breach of any of the representations, warranties or covenants of Arcadia II made in this Agreement, but only if (A) the Buyers discovered such inaccuracy or breach after the Closing Date and (B) the claim or demand for such indemnification is asserted in writing prior to the date upon which such representation or warranty expires, if any, pursuant to Article 5; or

          (iii) any failure by the Partnership to perform or otherwise fulfill or comply with any undertaking or other agreement or obligation hereunder to be performed, fulfilled, or otherwise complied with by the Partnership on or before the Closing Date, except with respect to the installation and operation of the Fish Lift, for which Buyers are assuming full liability hereunder; or

          (iv) any and all liabilities or obligations of the Partnership that accrued or arose in the course of the operation of the business of the Partnership on or before the Closing Date, except

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

          with respect to the installation and operation of the Fish Lift, for which Buyers are assuming full liability hereunder, regardless of whether such liabilities or obligations accrued or arose before or after the Closing Date.

     (b) any and all actions, suits, proceedings, amounts paid in settlement, claims, liabilities, demands, assessments, judgments, costs, and expenses (collectively, "Costs"; Costs and Losses together shall hereinafter be referred to collectively as "Damages"), including reasonable attorneys' fees (whether or not incurred by Buyers in connection with any action, suit, proceeding, or claim against Arcadia II hereunder) incident to any of the foregoing or such indemnification; provided, however, that if Damages are asserted against any Buyer Indemnitee in respect of which such Buyer Indemnitee proposes to demand indemnification, such Buyer Indemnitee shall notify Arcadia II thereof within a reasonable period of time after assertion thereof. Subject to rights of or duties to any insurer or other third person having liability therefor, Arcadia II shall have the right after acknowledging to the applicable Buyer Indemnitee its liability therefor within ten (10) days after receipt of such notice to assume the control of the defense, compromise, or settlement of any such Damages, including, at its own expense, employment of counsel and at any time thereafter to exercise on behalf of Buyer Indemnitee any rights that may mitigate any such Damages; provided, however, that if Arcadia II exercises its right to assume such control, Buyer Indemnitee:

          (i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by Arcadia II, and in the latter case, at Buyer Indemnitee's sole expense) in any such matter, and in such event counsel selected by Arcadia II shall be required to cooperate with such counsel of Buyer Indemnitee in such defense, compromise, or settlement for the purpose of informing and sharing information with such Buyer Indemnitee,

          (ii) will, at its own expense, make available to Arcadia II those employees of Buyers or any Affiliate of Buyers (including, but not limited to, the Partnership) whose assistance, testimony, or presence is necessary to assist Arcadia II in evaluating and in defending any such Damages; provided, however, that such availability shall be provided in such a manner as not to interfere unreasonably with the operations of the businesses of Buyers and its Affiliates (including, but not limited to, the Partnership), and

          (iii) will not enter into any settlement of a claim against Buyers without the full release of such claim against Buyers.

6.1.2     Arcadia III Indemnification of Buyers.

     Arcadia III agrees to defend, indemnify, and hold harmless each Buyer Indemnitee against and in respect of:

     (a) any and all Losses to any third party caused by, resulting or arising from, or otherwise relating to:

          (i) any failure by Arcadia III to perform or otherwise fulfill or comply with any undertaking or other agreement or obligation hereunder to be performed, fulfilled, or otherwise complied with by Arcadia III on or before the Closing Date; or

          (ii) the inaccuracy or breach of any of the representations, warranties or covenants of Arcadia III made in this Agreement, but only if the claim or demand for such indemnification is asserted in writing prior to the date upon which such representation or warranty expires, if any, pursuant to
          Article 5;  or

     (b) any and all Damages, including reasonable attorneys' fees (whether or not incurred by Buyers in connection with any action, suit, proceeding, or claim against Arcadia III hereunder) incident to any of the foregoing or such indemnification; provided, however, that if Damages are asserted against any Buyer Indemnitee in respect of which such Buyer Indemnitee proposes to demand indemnification, such Buyer Indemnitee shall notify Arcadia III thereof within a reasonable period of time after assertion thereof. Subject to rights of or duties to any insurer or other third person having liability therefor, Arcadia III shall have the right after acknowledging to the applicable Buyer Indemnitee its liability therefor within ten (10) days after receipt of such notice to assume the control of the defense, compromise, or settlement of any such Damages, including, at its own expense, employment of counsel and at any time thereafter to exercise on behalf of Buyer Indemnitee any rights that may mitigate any such Damages; provided, however, that if Arcadia III exercises its right to assume such control, Buyer Indemnitee:

          (i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by Arcadia III, and in the latter case, at Buyer Indemnitee's sole expense) in any such matter, and in such event counsel selected by Arcadia III shall be required to cooperate with such counsel of Buyer Indemnitee in such defense, compromise, or settlement for the purpose of informing and sharing information with such Buyer Indemnitee,

          (ii) will, at its own expense, make available to Arcadia III those employees of Buyers or any Affiliate of Buyers (including, but not limited to, the Partnership) whose assistance, testimony, or presence is necessary to assist Arcadia III in evaluating and in defending any such Damages; provided, however, that such availability shall be provided in such a manner as not to interfere unreasonably with the operations of the businesses of Buyers and its Affiliates (including, but not limited to, the Partnership), and

          (iii) will not enter into any settlement of a claim against Buyers without the full release of such claim against Buyers.

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6.2  Indemnification of Sellers.

     Each of the Buyers, jointly and severally, agrees to defend, indemnify, and hold harmless Sellers and their respective successors and assigns (individually, a "Seller Indemnitee" and collectively, the "Sellers Indemnitees"), against and in respect of:

     (a) any and all Losses to any third party caused by, resulting or arising from, or otherwise relating to:

          (i) any failure of either Buyer to perform or otherwise fulfill or comply with any undertaking or other agreement or obligation hereunder to be performed, fulfilled, or otherwise complied with by Buyer before, on, or after the Closing Date; or

          (ii) the inaccuracy or breach of any of the representations, warranties or covenants made by Buyer in this Agreement, but only if the claim or demand for such indemnification is asserted prior to the date upon which such representation or warranty expires pursuant to Article 5; or

          (iii) any and all liabilities or obligations of the Partnership that accrue or arise in the course of the operation of the business of the Partnership after the Closing Date,

          (iv) any and all liabilities or obligations of the Partnership with respect to the installation and operation of the Fish Lift, regardless of whether such liabilities or obligations accrued or arose before or after the Closing Date.

     (b) any and all Damages, including reasonable attorneys' fees (whether or not incurred by Sellers or any Affiliate of Sellers in connection with any action, suit, proceeding, or claim against a Buyer hereunder), incident to any of the foregoing or such indemnification; provided, however, that if any Damages are asserted against any Seller Indemnitee in respect of which such Seller Indemnitee proposes to demand indemnification, such Seller Indemnitee shall notify Buyers thereof within a reasonable period of time after assertion thereof. Subject to rights of or duties to any insurer or other third person having liability therefor, Buyers shall have the right after acknowledging to the applicable Seller Indemnitee its liability therefor within ten (10) days after receipt of such notice to assume the control of the defense, compromise, or settlement of any such Damages, including, at its own expense, employment of counsel and at any time thereafter to exercise on behalf of Seller Indemnitee any rights that may mitigate any of such Damages; provided, however, that if any Buyer exercises its right to assume such control, Seller Indemnitee:

          (i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by Buyer, and in the latter case, at Seller Indemnitee's sole expense) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of Seller Indemnitee in such defense, compromise, or settlement for the purpose of informing and sharing information with such Seller Indemnitee, and

          (ii) will, at its own expense, make available to Buyer those employees of Sellers or any Affiliate of Sellers whose assistance, testimony, or presence is necessary to assist Buyer in evaluating and in defending any such Damages; provided, however, that any such availability shall be provided in such a manner as not to interfere unreasonably with the operations of the businesses of Sellers and their Affiliates.

     (c) In the event that no fine is assessed against the Partnership as of December 31, 2005 for its failure to construct an operational fish passage facility at the Project on or prior to May 1, 2005, the amount of Eighteen Thousand Dollars ($18,000) that has been deducted from the Purchase Price hereunder as a credit towards the payment of such fine by the Partnership to the Kennebec River Restoration Fund, which shall be refunded to the Sellers on or before January 16, 2006.

6.3  Undertakings.

     Prior to the assertion of any claims for indemnification under this Agreement, the indemnified party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such
     Damages, and costs incurred in so mitigating Damages that are the subject of an indemnity covenant under this
     Agreement shall constitute Damages also subject to such indemnity covenant.

6.4  Certain Limitations.

     The  liability  of  Sellers or Buyers,  as  applicable,  for
     claims  under  this  Agreement  shall  be  limited  by   the
     following:

     (a) Damages shall in no event include any special, indirect, punitive, incidental, or consequential damages whatsoever.

     (b)   The parties mutually agree, for tax purposes, to treat
     Damages recovered hereunder as an adjustment of the Purchase
     Price.

     (c)   The amount of Damages otherwise recoverable under this
     Article 6 shall be reduced to the extent to which any federal, state, local, or foreign tax liabilities of Seller Indemnitee or Buyer Indemnitee, as applicable, or any of their respective Affiliates is decreased by reason of any Damage in respect of which such Seller Indemnitee or Buyer Indemnitee, as applicable, shall be entitled to indemnity under this Agreement.

     (d) No claim or claims shall be asserted by a Buyer Indemnitee against either Seller or both of them pursuant to the provisions of this Article 6 unless and until the amount of such indemnitee's Damages exceeds U.S. $100,000 (One Hundred Thousand U.S. Dollars) in the

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     aggregate  against either Seller or both of them,  whereupon such Buyer Indemnitee shall be entitled to assert one or more claims hereunder for the full amount of its Damages as
     to   which  such  claim  or  claims  are  asserted,  without
     deduction of any amount therefrom. The limitation set forth in this Section 6.4(d) shall not apply to any claim for Damages arising out of a breach of the representations and warranties set forth in Sections 2.1.5 and 2.2.5 of this Agreement.

     (e) The aggregate amount of Damages recoverable pursuant to the provisions of Section 6.1.1 of this Article 6 by all Buyer Indemnitees against Arcadia II shall be limited to the Purchase Price. The aggregate amount of Damages recoverable pursuant to the provisions of Section 6.1.2 of this
     Article 6 by all Buyer Indemnitees against Arcadia III shall be limited to the portion of the Purchase Price paid to Arcadia III. For the avoidance of doubt, in no event may the aggregate amount of Damages recoverable pursuant to this Agreement by all Buyer Indemnitees against the Sellers be greater than the Purchase Price.

6.5  Survival.

     Notwithstanding  anything  herein  to  the   contrary,   the
     provisions of this Article 6 shall survive the expiration or earlier termination of this Agreement.

6.6  Exclusive Remedy.

     The sole and exclusive remedy of both Buyer and Sellers under this Agreement shall be restricted to the indemnification rights set forth in this Article 6, except for any claim based upon intentional misrepresentation or fraud.

                            ARTICLE 7
                 CONDITIONS PRECEDENT OF SELLERS

The obligation of Sellers to consummate the transactions described in Article 1 hereof is subject to the receipt by Sellers of the Purchase Price, as contemplated in Section 1.2, and the fulfillment of each of the following conditions prior to or on the Closing Date:

7. 1 Representations and Warranties

     The representations and warranties of Buyers made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

7.2  Agreements

     Buyers shall have performed and complied in all material respects with all their covenants, undertakings and agreements required by this Agreement to be performed or complied with by Buyers prior to or on the Closing Date.

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7.3  No Injunction

     No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Buyers, Sellers, the Partnership, subsidiaries or any of their respective Affiliates, or any of the principals, of officers, directors, partners or members of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

7.4  Partnership LC

     In connection with the Power Purchase Agreement, Sellers shall have received evidence of a letter of credit delivered to CMPC as a replacement for the Partnership LC.

                            ARTICLE 8
                 CONDITIONS PRECEDENT OF BUYERS

The obligation of Buyers to consummate the transactions described in Article 1 hereof is subject to the fulfillment of each of the following conditions prior to or on the Closing Date:

8.1  Representations and Warranties

     The representations and warranties of Sellers made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

8.2  Agreements

     Sellers shall have performed, and complied in all material respects with, all of their respective undertakings and agreements required by this Agreement to be performed or complied with prior to or on the Closing Date.

8.3  No Injunction

     No injunction, restraining order or decree of any court or governmental or regulatory authority shall exist against Buyers, Sellers, the Partnership or any of their respective Affiliates, or any of the principals, officers, directors, partners or members of any of them, that restrains or prevents the transactions contemplated hereby.

8.4  Miscellaneous Closing Deliveries

      Each Buyer shall have received on the Closing Date each of the following:

     (a) an executed copy of the Assignment Agreement in the forms of Exhibits B and C annexed to this Agreement;

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     (b)  an  amendment to the Certificate of Limited Partnership executed by Sellers and Buyers;

     (c)  a FIRPTA Affidavit;

     (d)  a balance sheet of the Partnership as of the Closing Date;

     (e) a certificate from the Secretary of State of the State of New York as to the legal existence and good standing of the Partnership in New York;

     (f) a certificate from the Secretary of State of the State of Maine as to the qualification to do business and good standing (including tax) of the Partnership in Maine;

     (g) A certificate of the Sellers, attesting to the satisfaction of the conditions set forth in Sections 8.1 through 8.3 of this Agreement;

     (h)  the original record books of the Partnership;

     (i) evidence of Sellers' relinquishment of control of Partnership's bank accounts, physical facilities and all other Partnership assets; and

     (j)  a cross receipt executed by the Buyers and the Sellers.

                            ARTICLE 9
                          MISCELLANEOUS

9.1  Further Assurances.

     From time to time after the Closing Date, Sellers will execute and deliver, or cause to be executed and delivered, such documents to Buyers as Buyers shall reasonably request in order to vest more effectively in Buyers good title to the Partnership Interests, and from time to time after the Closing Date, Buyers will execute and deliver, or cause to be executed and delivered, such documents to Sellers as Sellers shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

9.2  Expenses.

     Except as provided in this Article 9, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants, and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the transactions contemplated hereby.

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9.3  Applicable Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maine without reference to choice of law principles, including all matters of construction, validity, and performance.

9.4  Judicial Proceedings: Waiver of Jury Trial.

     (a) Any judicial proceeding brought against any party to this Agreement or its Affiliates with respect to any claim related to this Agreement may be brought in any court of competent jurisdiction in the State of Maine, and, by the execution and delivery of this Agreement, each party to this Agreement accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts in the State of Maine and any related appellate court, irrevocably agrees to be bound by any judgment rendered thereby in connection with any claim related to this Agreement, and irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. Any judicial proceeding brought by any party to this Agreement involving any claim related to this Agreement shall be brought only in a court located in the State of Maine.

     (b) EACH PARTY TO THIS AGREEMENT, AFTER HAVING CONSULTED WITH COUNSEL, HEREBY KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH IT IS A PARTY INVOLVING ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.

9.5  Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective person giving such notice or other communication (in the case of any corporation, the signature shall be by an authorized officer thereof) upon receipt of hand delivery, certified or registered mail (return receipt requested), or telecopy transmission with conformation of receipt:

      If to Arcadia II: Arcadia Energy II, LLC
                        c/o The Arcadia Companies
                        1930 W. Wesley Rd. NW
                        Atlanta, Georgia 30327
                        Telephone: (770)-638-0016, Ext. 100
                        Fax: (770)-638-1172
                        Attention:   Harold G. Slone

      If to Arcadia III:Arcadia Energy III, LLC
                        c/o The Arcadia Companies
                        1930 W. Wesley Rd. NW
                        Atlanta, Georgia 30327
                        Telephone: (770) 638-0016, Ext. 100
                        Fax: (770) 638-1172
                        Attention:   Harold G. Slone

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

      With a copy to:   Stephen L. Johnson, Esq.
                        Bond, Schoeneck & King, PLLC
                        One Lincoln Center
                        Syracuse, NY 13202
                        Telephone: (315) 218-8191
                        Fax: (315) 218-8100

      If to Buyers, to: BayCorp Holdings, Ltd.
                        One New Hampshire Avenue, Suite 125
                        Portsmouth, NH 03801
                        Telephone: (603) 766-4990
                        Fax: (603) 766-4991
                        Attention:  Frank W. Getman Jr.

      With a copy to:   Pierce Atwood LLP
                        One New Hampshire Avenue, Suite 350
                        Portsmouth, NH 03801
                        Telephone:  (603) 433-6300
                        Fax:  (603) 433-6372
                        Attention:  Scott Pueschel, P.C.

     Such names and addresses may be changed by such notice.

9.6  Entire Agreement.

     This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof. The parties agree and acknowledge that (i) this Agreement has not been entered into under undue time pressure, and that all parties have had an adequate opportunity to review this Agreement with counsel, (ii) no oral assurances have been given by any party that this Agreement is an interim agreement or that a more comprehensive agreement is or will be forthcoming,
     (iii) there are no oral conditions or promises that supplement or modify this Agreement, and (iv) this Section
     9.6 does not constitute "boilerplate", but rather is a critical substantive provision of this Agreement.

9.7  Amendment.

     This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

9.8  Headings: References.

     The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", or "Schedules" shall be deemed to be references to Articles or Sections hereof or Schedules hereto unless otherwise indicated.

9.9  Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

9.10 Parties in Interest: Assignment.

     This Agreement shall inure to the benefit of and be binding upon Sellers and Buyers and their respective successors and assigns. Except as provided in or contemplated by Article 6 (which shall confer upon the Persons referred to therein for whose benefit it is intended the right to enforce such Article), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other parties to this Agreement.

9.11 Severability: Enforcement.

     The invalidity of any portion hereof shall not affect the validity, force, or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

9.12 Waiver.

     Any of the conditions to the Closing Date set forth in this Agreement may be waived in writing at any time prior to or at the Closing Date hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provision of this Agreement shall in no way be construed to be a waiver of any such provision or to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

9.13 Survival.

     Notwithstanding  anything  herein  to  the   contrary,   the
     provisions of this Article 9 shall survive the expiration or earlier termination of this Agreement.



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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by its authorized representatives as of the day and year first written above.

SELLERS
Arcadia Energy II, LLC


By:    /s/ Harold G. Slone
     -------------------------
Name:  Harold G. Slone
Title: Manager


Arcadia Energy III, LLC


By:    /s/ Harold G. Slone
     -------------------------
Name:  Harold G. Slone
Title: Manager Member



BUYERS
Great Bay Hydro Maine, LLC
BayCorp Holdings, Ltd., Manager

By:    /s/ Frank W. Getman Jr.
     -------------------------
Name:  Frank W. Getman Jr.
Title: President


Great Bay Hydro Benton, LLC
BayCorp Holdings, Ltd., Manager

By:    /s/ Frank W. Getman Jr.
     -------------------------
Name:  Frank W. Getman Jr.
Title: President


The undersigned acknowledges that he has personally guaranteed the obligations of the Sellers pursuant to Section 6 of this Purchase and Sale Agreement under and subject to the terms and conditions of a Limited Guaranty, of even date herewith, executed by the undersigned in favor of the Buyers, a copy of which is attached hereto as Exhibit D.

/s/ Harold G. Slone
-------------------------
Harold G. Slone